PO Box 9005
Quakertown PA 18951-9005
215.538.5600
1.800.491.9070
www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER RESULTS

QUAKERTOWN, PA (17 October 2006) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the third quarter of 2006 of $1,517,000, a 6.0 percent increase over third quarter 2005 earnings of $1,431,000. For the quarter ending September 30, 2006, both basic and diluted earnings per share were $.48. The per share amounts for the 2006 period compare to basic earnings per share of $.46 and diluted earnings per share of $.45 for the same period in 2005. Net income for the first nine months of 2006 was $4,497,000, or $1.42 per share diluted, an increase from the $3,833,000, or $1.21 per share diluted, for the comparable period in 2005.

Total assets at September 30, 2006 were $592,874,000, an increase of 1.8 percent from total assets of $582,112,000 at September 30, 2005. Over this same time period, total loans increased $44,312,000, or 15.4 percent, to $331,800,000 at September 30, 2006, while total deposits increased $3,637,000, or .8 percent, to $463,501,000 at September 30, 2006. With the slower growth in deposits, the strong growth in loans was primarily funded by reducing the balance of investment securities. Investment securities totaled $219,277,000 at September 30, 2006, down from $250,385,000 at September 30, 2005.

Positively impacting net income for the quarter was an increase in non-interest income of $209,000, to $1,147,000. This increase was primarily related to gains on the sale of investment securities, which increased $200,000 when comparing the two quarters. Also, positively impacting net income was a $78,000 tax allowance reversal, a portion of the tax valuation allowance established in 2005. This valuation allowance was initially recorded in connection with the recognition of the impairment of equity securities, while the reversal was the result of the ability to recognize tax benefits due to realized capital gains on the sale of equity securities.

“I am pleased with the progress we are making towards achieving our primary strategic objective to strengthen our balance sheet by building strong loan relationships”, said Thomas J. Bisko, President and Chief Executive Officer. “We continue to show strong growth in our commercial loan portfolio, while maintaining excellent asset quality. Being a community bank which is heavily dependent on our net interest income, we are challenged by both the current interest rate environment and the competitive marketplace in which we operate.”

Net interest income continues to be impacted by the inverted yield curve and the strong competition for loans and deposits. While net interest income increased $22,000, or .6 percent, when comparing the quarters ended September 30, 2006 and 2005, the net interest margin declined 12 basis points, from 3.18 percent for the third quarter of 2005 to 3.06 percent for the same period in 2006. Helping to offset the decline in the net interest margin was a 4.3 percent increase in average earning assets and the change in the mix of earning assets from investment securities to loans. Funding costs for deposits and borrowed money continue to increase to a greater degree than the rates on earning assets. Deposit rates tend to be priced off the short-end of the yield curve which for the past year have either been higher than or level with mid- and longer-term interest rates. On the other hand, fixed rate loans and investment securities tend to be priced off mid-term interest rates. Competition for deposits has also contributed to the higher rates paid on time deposits and money market accounts.

Loan growth, coupled with a slight increase in non-performing loans, prompted a $60,000 increase to the provision for loan losses in the third quarter of 2006. There was no provision for loan losses during the third quarter of 2005.

Total non-interest expense increased $114,000, or 3.6 percent, to $3,254,000 for the three month period ended September 30, 2006 compared to the same period in 2005. The stock option expense associated with the implementation of FASB 123r related to stock options in 2006 and the reversal of the incentive compensation accrual in the third quarter of 2005 were the primary factors for the increase in non-interest expense.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage and wealth management services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
INCOME:
Total interest income	$8,278	$7,143	$23,533	$20,858
Total interest expense	4,238	3,125	11,477	8,644
Net interest income	4,040	4,018	12,056	12,214
Provision for loan losses	60	-	105	-
Total non-interest income	1,147	938	3,306	2,435
Total non-interest expense	3,254	3,140	9,772	9,692
Income before income taxes	1,873	1,816	5,485	4,957
Provision for income taxes	356	385	988	1,124
Net income	$1,517	$1,431	$4,497	$3,833

NET INCOME PER SHARE:
Basic	$0.48	$0.46	$1.44	$1.24
Diluted	0.48	0.45	1.42	1.21
Dividends	0.21	0.195	0.63	0.585

SELECTED PERIOD END BALANCES:
Total assets	$592,874	$582,112
Federal funds sold	7,976	1,494
Investments	219,277	250,385
Loans held-for sale	70	300
Total loans	331,800	287,488
Allowance for loan losses	2,573	2,568
Deposits	463,501	459,864
Borrowed funds	76,728	73,357
Shareholders' equity	49,641	46,631

SELECTED RATIOS:
Return on average assets	1.00%	.97%	1.02%	.88%
Return on average shareholders' equity	11.99%	12.19%	12.18%	11.07%
Net interest margin-tax equivalent	3.06%	3.18%	3.16%	3.25%
Efficiency ratio-tax equivalent	58.76%	59.05%	59.41%	61.53%
Average shareholders' equity to total average assets	8.33%	7.98%	8.36%	7.94%
Nonperforming assets to total assets	.03%	.00%
Allowance as a % of loans	.78%	.89%

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Contact:  Thomas J. Bisko
                 215-538-5612
                 tbisko@qnb.com